UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 23, 2006

GERBER SCIENTIFIC, INC. (Exact name of Registrant as specified in its charter)

CONNECTICUT	1-5865	06-0640743
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

83 Gerber Road West, South Windsor, Connecticut	06074
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(860) 644-1551

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Omnibus Incentive Plan

On May 23, 2006, the Board of Directors of Gerber Scientific, Inc. (the "Company"), upon the recommendation of the Management Development and Compensation Committee, approved and adopted the Gerber Scientific, Inc. 2006 Omnibus Incentive Plan (the "Plan"). The Plan permits the grant of stock-based and cash-based awards to employees of the Company and its subsidiaries and stock-based awards to non-employee directors of the Company. Awards under the Plan may be made in the form of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards, and other stock-based awards. A total of 1,500,000 shares of common stock are available for issuance in connection with awards under the Plan. When the Company begins to make stock-based awards under the Plan, it will make no further awards under its current stock incentive plans, which are the Gerber Scientific, Inc. 2003 Employee Stock Option Plan and the Gerber Scientific, Inc. Non-Employee Director's Stock Grant Plan.

The Plan will be administered by the Company's Management Development and Compensation Committee. Awards to the Company's non-employee directors will be approved by the Nominating and Corporate Governance Committee.

The Plan will terminate on the tenth anniversary of its effective date of May 23, 2006.

The Plan provides that it must be approved by the Company's shareholders within one year after the Plan's effective date. The Company will submit the Plan for shareholder approval at the Company's 2006 annual meeting to be held in September 2006. The Company will not make any awards under the Plan before it is approved by shareholders.

Bonus Performance Standards

Effective on May 23, 2006, the Management Development and Compensation Committee established the performance objectives for the award of cash bonuses under the Plan to executive officers and eligible employees for fiscal year 2007, which will end on April 30, 2007. Under these performance standards, officers and other employees will be eligible to receive cash awards under the Plan based on the Company's achievement of specified results with respect to the following objectives for fiscal year 2007: EBIT (earnings before interest and taxes), cash flow and revenue. The awards under the Plan will be determined based on the performance of the Company compared to these objectives and the relative weightings assigned to the performance objectives. Each performance objective for an eligible employee has a threshold, a target opportunity and a maximum payment opportunity, with the maximum payment opportunity generally equal to not more than 200% of the employee's target opportunity. For the Company's executive officers, the maximum target opportunity ranges from 40% to 75% of base salary and the maximum payment opportunity ranges from 80% to 150% of base salary. The employee's incentive target will be multiplied by the weightings and the payout results for the objectives to calculate the actual incentive amount. Payments of incentive amounts may be greater or less than the target opportunities that have been established.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GERBER SCIENTIFIC, INC.
May 30, 2006	By:	__/s/ William V. Grickis
William V. Grickis Senior Vice President, General Counsel, and Secretary (On behalf of the Registrant)